Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-216789 on Form S-3 and Registration Statement Nos. 333-163015, 333-163017, 333-86618, 333-184698, 333-198402 and 333-218107 on Form S-8, of our report dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Amphenol Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Amphenol Corporation for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Hartford, Connecticut
February 21, 2018